Exhibit 99.1

Mesa Air Group Reports Third Quarter Fiscal 2021 Results

August 9th, 2021

PHOENIX, August 9th, 2021 -- Mesa Air Group, Inc. (NASDAQ: MESA) today reported third quarter fiscal 2021 financial and operating results.

Highlights for the quarter (3-months ended June 30, 2021):

•	Pre-tax income of $5.8 million, net income of $4.3 million or $0.11 per diluted share[1]
•	Took delivery of the last four E175LLs for a total of 80 E175s with United
•	85,162 block hours, up 169.3% year-over-year and 15.2% above last quarter
•	Leased 6 additional, 12 total CRJ-700s to GoJet with 8 scheduled for future delivery
•	Subsequent to quarter-end, invested in second electric aircraft company, Heart Aerospace (“Heart”)

Mesa's Q3 2021 results reflect net income of $4.3 million, or $0.11 per diluted share, compared to net income of $3.4 million, or $0.10 per diluted share for Q3 2020.

Mesa's Q3 2021 pre-tax income was $5.8 million, compared to $4.9 million for Q3 2020. Mesa’s Q3 2021 results include, per GAAP, the deferral of $1.9 million of revenue, all of which was billed and paid by American and United during the quarter and will be recognized over the remaining terms of the contracts.

Mesa's Adjusted EBITDA1 for Q3 2021 was $35.3 million, compared to $35.9 million in Q3 2020, and Adjusted EBITDAR1 for Q3 2021 was $44.9 million, compared to $51.5 million in Q3 2020.

1 See Reconciliation of non-GAAP financial measures

Jonathan Ornstein, Chairman and CEO, said, “We had a strong quarter as a result of the rebound in air traffic that led to a sharp increase in block hours compared to the prior year period, as well as last quarter. This time last year we faced a more difficult environment due to the pandemic that led to a significant reduction in air travel. I am proud of our team’s ability to work through these challenges, as evidenced by our fiscal third quarter results. While travel demand remains below pre-pandemic levels and supply chain disruptions have compounded the challenges we face in the current environment, we continue to press forward.” He continued, “We are also committed to ushering in the next generation of sustainable air travel. This is already beginning with new ventures such as our recent one with Heart Aerospace.”

Brad Rich, Mesa’s Chief Operating Officer, added, “During the quarter, we saw a 15.2% sequential increase in block hours. Daily aircraft utilization for the month of June increased 67.4% to 8.7 hours versus 5.2 hours a year ago. We remain focused on operational performance and continuing to provide flexibility to our partners. We are also committed to maintaining a safe and healthy environment for our employees and passengers.”

June quarter financial results:

Total operating revenue increased by $52.1 million, or 71.2%, to $125.2 million for the three months ended June 30, 2021 as compared to the three months ended June 30, 2020. Contract Revenue increased by $38.0 million, or 53.0%, to $109.7 million primarily as a result of the increased block hours due to the ongoing industry recovery from COVID-19. Pass-through and other revenue increased during the three months ended June 30, 2021 by $14.1 million to $15.5 million primarily due to increased pass-through maintenance on the E175 fleet.

Total operating expense increased by $52.9 million, or 91.4%, to $110.8 million for the three months ended June 30, 2021 as compared to the three months ended June 30, 2020. The increase is primarily due to a substantial increase in block hours compared to the prior year period, which was impacted by the COVID-19 pandemic and associated lockdowns, as well as increased maintenance costs. Specifically, flight operations expense increased in the three months ended June 30, 2021 due to additional crew costs associated with more flying and training, and maintenance expense increased primarily due to additional C-checks in preparation for the anticipated increase in summer flying.

Fleet:

Substantially all of the Company’s operating revenue in the three months ended June 30, 2021 was derived from operations associated with American and United Capacity Purchase Agreements and DHL Flight Services Agreement. For the three months ended June 30, 2021, 51% of the Company’s total revenue was derived from United, 45% from American, and 4% from DHL and other sources.

Below is Mesa’s current and future fleet plan by partner and fleet type:

	Fiscal Year 2021				Fiscal Year 2022

Fleet Plan	Q1 (Dec '20)	Q2 (Mar '21)	Q3 (Jun '21)	Q4 (Sep '21)	Q1 (Dec '21)	Q2 (Mar '22)
	Actual	Actual	Actual	Forecast	Forecast	Forecast
E-175 - UA	72	76	80	80	80	80
CRJ-700 - UA	8	-	-	-	-	-
CRJ-900 AA	54	45	45	45	44	42
737-400F - DHL	2	2	2	2	2	2
Sub-total	136	123	127	127	126	124

Leased / Spares Support
CRJ-700 Leased	-	5	12	16	20	20
CRJ-700 to be Leased to Third Party	12	15	8	4	-	-
CRJ-900 Spares/Storage/For Sale	10	19	19	19	20	22
737-400F Spares Support	-	-	-	1	1	1
CRJ-200 Storage	1	1	1	1	1	1
Total Fleet	159	163	167	168	168	168

Liquidity and Capital Resources:

Mesa ended the quarter at $180.4 million in unrestricted cash and equivalents. As of June 30, 2021, the Company had $713.7 million in total debt secured primarily with aircraft and engines.

Forward Guidance:

($ amounts in millions)	Fiscal Year 2021				Fiscal Year 2022
	Q1 (Dec '20)	Q2 (Mar '21)	Q3 (Jun '21)	Q4 (Sep '21)	Q1 (Dec '21)	Q2 (Mar '22)
	Actual	Actual	Actual	Forecast	Forecast	Forecast
Block Hours	69,247	73,942	85,162	89,000	89,000	89,000
Pass Through Maintenance	$19.9	$11.4	$12.6	$9.0	$6.0	$5.0
Non-Pass Through Engine and C Check	$7.7	$13.2	$9.9	$16.0	$13.0	$12.5
Deferred Revenue	$5.2	$4.9	$1.9	$(1.0)	$(2.0)	$(1.0)

Mesa Air Group will host a conference call with analysts on Monday, August 9th at 4:30 pm ET/1:30 pm PT. The conference call number is 888-469-2054 (Passcode: Phoenix (7463649). The conference call can also be accessed live via the web by visiting https://edge.media-server.com/mmc/p/dhowcoqx. A recorded version will be available on Mesa's website approximately two hours after the call for approximately 14 days.

1Reconciliation of non-GAAP financial measures:

Although these financial statements are prepared in accordance with accounting principles generally accepted in the U.S. ("GAAP"), certain non-GAAP financial measures may provide investors with useful information regarding the underlying business trends and performance of Mesa's ongoing operations and may be useful for period-over-period comparisons of such operations. The tables below reflect supplemental financial data and reconciliations to GAAP financial statements for the three months and nine months ended June 30, 2021 and the three months and nine months ended June 30, 2020. Readers should consider these non-GAAP measures in addition to, not a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures exclude some, but not all items that may affect the Company's net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies.

1Reconciliation of GAAP versus Non-GAAP Disclosures

(In thousands, except for per diluted share) (Unaudited)

	Three months ended June 30, 2021
	Income Before Taxes	Income Tax (Expense)/Benefit	Net Income	Net Income per Diluted Share
GAAP Income	$5,801	$(1,525)	$4,276	$0.11

Interest Expense	8,627
Interest Income	(82)
Depreciation and Amortization	20,933
Adjusted EBITDA	35,279

Aircraft Rent	9,648
Adjusted EBITDAR	44,927

	Three months ended June 30, 2020
	Income Before Taxes	Income Tax (Expense)/Benefit	Net Income	Net Income per Diluted Share
GAAP Income	$4,936	$(1,517)	$3,419	$0.10

Interest Expense	10,368
Interest Income	(1)
Depreciation and Amortization	20,635
Adjusted EBITDA	35,938

Aircraft Rent	15,582
Adjusted EBITDAR	51,520

	Nine months ended June 30, 2021
	Income Before Taxes	Income Tax (Expense)/Benefit	Net income	Net Income per Diluted Share
GAAP Income	$32,319	$(8,236)	$24,083	$0.62
Adjustments (1)(2)	3,558	(900)	2,658	$0.07
Adjusted Income	35,877	(9,136)	26,741	$0.69

Interest Expense	26,464
Interest Income	(287)
Depreciation and Amortization	62,108
Adjusted EBITDA	124,162

Aircraft Rent	29,688
Adjusted EBITDAR	153,850

(1) Includes lease termination expense of $4.5 million for the nine months ended June 30, 2021 related to purchase of CRJ-900 aircraft, which were previously leased from Bombardier Capital.
(2) Includes adjustment for gain on extinguishment of debt of $1.0 million related to repayment of the Company’s aircraft debts during our nine months ended June 30, 2021.

	Nine months ended June 30, 2020
	Income Before Taxes	Income Tax (Expense)/Benefit	Net income	Net Income per Diluted Share
GAAP Income/(Loss)	$22,448	$(6,359)	$16,089	$0.46

Interest Expense	34,668
Interest Income	(95)
Depreciation and Amortization	61,656
Adjusted EBITDA	118,677

Aircraft Rent	39,196
Adjusted EBITDAR	157,873

About Mesa Air Group, Inc.

Headquartered in Phoenix, Arizona, Mesa Air Group, Inc. ("Mesa" or the "Company") is the holding company of Mesa Airlines, Inc. ("Mesa Airlines"), a regional air carrier providing scheduled flight service to 116 cities in 36 states, the District of Columbia, and Mexico as well as cargo services out of Cincinnati/Northern Kentucky International Airport. As of June 30, 2021, Mesa operated a fleet of 167 aircraft with approximately 470 daily departures and 3,191 employees. Mesa operates all of its flights on behalf of major partners as either American Eagle, United Express, or DHL Express flights pursuant to the terms of the Capacity Purchase Agreements (“CPAs”) entered into with American Airlines, Inc. (“American”) and United Airlines, Inc. (“United”) and Flight Services Agreement (“FSA”) with DHL Network Operations (USA), Inc. (“DHL”).

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,”

“expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for Mesa Air Group, Inc.’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. Many of the risks identified in the periodic reports have been and will continue to be heightened as a result of the ongoing and numerous adverse effects arising from the COVID-19 pandemic. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. Mesa Air Group, Inc. expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in Mesa Air Group, Inc.’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

MESA AIR GROUP, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Operating revenues:
Contract revenue	$109,654	$71,648	$318,524	$409,228
Pass-through and other revenue	15,503	1,451	54,284	27,802
Total operating revenues	125,157	73,099	372,808	437,030

Operating expenses:
Flight operations	41,314	29,664	115,681	135,199
Fuel	234	146	822	504
Maintenance	51,986	22,591	156,623	145,021
Aircraft rent	9,648	15,582	29,688	39,196
Aircraft and traffic servicing	682	538	2,326	2,938
General and administrative	12,087	11,737	36,324	39,233
Depreciation and amortization	20,933	20,635	62,108	61,656
Lease termination	—	—	4,508	—
Government grant recognition	(26,101)	(43,018)	(93,379)	(43,018)
Total operating expenses	110,783	57,875	314,701	380,729
Operating income	14,374	15,224	58,107	56,301

Other (expense) income, net:
Interest expense	(8,627)	(10,368)	(26,464)	(34,668)
Interest income	82	1	287	95
Other (expense) income, net	(28)	79	389	720
Total other (expense), net	(8,573)	(10,288)	(25,788)	(33,853)

Income before taxes	5,801	4,936	32,319	22,448
Income tax expense	1,525	1,517	8,236	6,359
Net income	$4,276	$3,419	$24,083	$16,089

Net income per share attributable to common shareholders
Basic	$0.12	$0.10	$0.68	$0.46
Diluted	$0.11	$0.10	$0.62	$0.46

Weighted-average common shares outstanding
Basic	35,769	35,299	35,642	35,154
Diluted	39,513	35,299	38,811	35,248

MESA AIR GROUP, INC.

Condensed Consolidated Balance Sheets

(In thousands, except shares) (Unaudited)

	June 30, 2021	September 30, 2020
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$180,398	$99,395
Restricted cash	3,352	3,446
Receivables, net	4,947	13,712
Expendable parts and supplies, net	24,707	22,971
Prepaid expenses and other current assets	8,956	16,067
Total current assets	222,360	155,591

Property and equipment, net	1,164,193	1,212,415
Intangible assets, net	7,102	8,032
Lease and equipment deposits	8,149	1,899
Operating lease right-of-use assets	97,894	123,251
Other assets	25,315	742
TOTAL ASSETS	$1,525,013	$1,501,930

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt and finance leases	$107,728	$189,268
Current portion of deferred revenue	6,486	9,389
Current maturities of operating leases	37,058	43,932
Accounts payable	52,835	53,229
Accrued compensation	12,432	12,030
Other accrued expenses	59,452	45,478
Total current liabilities	275,991	353,326

NONCURRENT LIABILITIES:
Long-term debt and finance leases, excluding current portion	585,761	542,456
Noncurrent operating lease liabilities	35,007	62,531
Deferred credits	4,147	5,705
Deferred income taxes	72,305	64,275
Deferred revenue, net of current portion	29,265	14,369
Other noncurrent liabilities	27,870	1,409
Total noncurrent liabilities	754,355	690,745
Total liabilities	1,030,346	1,044,071

STOCKHOLDERS' EQUITY:
Preferred stock of no par value, 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock of no par value and additional paid-in capital, 125,000,000 shares authorized; 35,891,029 (2021) and 35,526,918 (2020) shares issued and outstanding, and 4,899,497 (2021) and 0 (2020) warrants issued and outstanding	255,497	242,772
Retained earnings	239,170	215,087
Total stockholders' equity	494,667	457,859
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,525,013	$1,501,930

MESA AIR GROUP, INC.

Operating Highlights (unaudited)

	Three months ended
	June 30
	2021	2020	Change
Available Seat Miles (thousands)	2,056,905	783,702	162.5%
Block Hours	85,162	31,622	169.3%
Average Stage Length (miles)	651	567	14.8%
Departures	42,390	18,092	134.3%
Passengers	2,572,303	548,705	368.8%
Controllable Completion Factor*
American	99.42%	100.00%	-0.6%
United	99.98%	100.00%	-0.02%
Total Completion Factor**
American	97.57%	78.50%	24.3%
United	99.21%	84.77%	17.0%

*Controllable Completion Factor excludes cancellations due to weather and air traffic control
**Total Completion Factor includes all cancellations

Source: Mesa Air Group, Inc.

Mesa Air Group, Inc.

Investor Relations

Susan M. Donofrio

Investor.Relations@mesa-air.com